Exhibit (n)(2)
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Nuveen Churchill Direct Lending Corp.:
We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedules of investments, of Nuveen Churchill Direct Lending Corp. and its subsidiaries (the “Company”) as of December 31, 2022, 2021, 2020, 2019, and the related consolidated statements of operations, changes in net assets and cash flows for the years ended December 31, 2021, 2020 and 2019 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the “Senior Securities” section on page 123 of Nuveen Churchill Direct Lending Corp. and its subsidiaries for each of the four years in the period ended December 31, 2022 is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.
/s/PricewaterhouseCoopers LLP
New York, New York
March 9, 2023